Exhibit 99.3

From: Science 37

To: Science 37 Customers

Date: January 29, 2024

Subject: Science 37 Update: Access to More Patients and Faster Enrollment

Dear [INSERT CUSTOMER NAME],

Your success is top priority as we continue to enhance our ability to access new patients and accelerate enrollment on your behalf.

Today, we’re pleased to announce that Science 37 has entered into a merger agreement with eMed, the leader in on-demand virtual care and treatment for consumers. You can see a copy of the press release HERE.

With the most authoritative in-home testing and treatment solution available across a variety of indications, the largest real-time network of certified remote proctors, and Test-to-TreatTM technology that streamlines the patient enrollment process, eMed brings significant resources to enhance Science 37’s ability to access unique patients, enroll studies faster, and ensure long-term sustainability.

We expect the transaction to close in the first quarter of 2024, subject to customary closing conditions. Upon completion of the transaction, Science 37 will become a privately held company and will no longer be listed on any public market.

Throughout this process and beyond, we remain committed to your success, expect little to no disruption in our services, and are ensuring proper support and oversight to your study(ies). If you have any questions, please feel free to reach out to me directly.

We hope you are as excited as us about the future that eMed brings, and thank you for your continued support and trust in Science 37.

All the best,

David

Additional Information and Where to Find It

The tender offer referenced in this communication has not yet commenced. This communication is for informational purposes only, is not a recommendation and is neither an offer to purchase nor a solicitation of an offer to sell any securities of the Company, nor is it a substitute for the tender offer materials that the Company, eMed, LLC, or its acquisition subsidiary, Marlin Merger Sub Corporation, will file with the SEC upon commencement of the tender offer. The solicitation and offer to buy the Company’s common stock will only be made pursuant to an Offer to Purchase and related tender offer materials that eMed, LLC and its acquisition subsidiary intend to file with the SEC. At the time the tender offer is commenced, eMed, LLC and its acquisition subsidiary will file a Tender Offer Statement on Schedule TO and thereafter the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. The Company’s stockholders and other investors are urged to read carefully the tender offer materials (including an Offer to Purchase, a related letter of transmittal and certain other tender offer documents) and the Solicitation/Recommendation Statement on Schedule 14D-9, and any amendments or supplements thereto, when they become available because they will contain important information that holders of the Company’s securities and other investors should consider before making any decision with respect to the tender offer. The Offer to Purchase, the related letter of transmittal, and certain other tender offer documents, as well as the Solicitation/Recommendation Statement on Schedule 14D-9, will be made available to all stockholders of the Company at no expense to them and will also be made available for free at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s website at investors.science37.com or by contacting the Company’s Investor Relations by email at Investors@science37.com.

Cautionary Note Regarding Forward-Looking Statements

This communication contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding the potential benefits of the proposed transaction; the prospective performance, future plans, events, expectations, performance, objectives and opportunities and the outlook for the Company’s business; filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction, including the parties’ ability to satisfy the various closing conditions; any potential strategic benefits, synergies or opportunities expected as a result of the proposed transaction; and any assumptions underlying any of the foregoing. These forward-looking statements generally are identified by the words “believe,” “can,” “could”, “seek”, “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “might”, “should,” “will,” “would,” “will be,” “will continue,” “will likely result” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties, many of which are outside of the Company’s control. Many factors could cause actual future events to differ materially from the forward-looking statements in this communication, including, but not limited to: uncertainties as to the timing of the tender offer and merger; the risk that the proposed transaction may not be completed in a timely manner or at all; uncertainties as to how many of the Company’s stockholders will tender their stock in the offer; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction (or only grant approval subject to adverse conditions or limitations); the difficulty of predicting the timing or outcome of regulatory approvals or actions, if any; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the possibility that competing offers will be made; the effect of the announcement or pendency of the proposed transaction on the Company’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, its business generally or its stock price; risks related to diverting management’s attention from the Company’s ongoing business operations; the risk of litigation and/or regulatory actions related to the proposed acquisition, including the risk that such litigation or actions may result in significant costs of defense, indemnification and liability; the potential that the strategic benefits, synergies or opportunities expected from the proposed acquisition may not be realized or may take longer to realize than expected; risks related to any cost reduction or restructuring measures; the successful integration of the Company into eMed, LLC subsequent to the closing of the transaction and the timing of such integration; other business effects, including the effects of industry, economic or political conditions outside of the Company’s control; transaction costs; and other risks and uncertainties detailed from time to time in documents filed with the SEC by the Company, including the Company’s current Annual Report on Form 10-K on file with the SEC, as well as the Schedule 14D-9 to be filed by the Company and the tender offer documents to be filed by eMed, LLC and its acquisition subsidiary. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on March 6, 2023 and in the other documents filed by the Company from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Investors are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. The Company does not give any assurance that the Company will achieve its expectations.